Exhibit 99.1

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Jonathan Miller: Hello, and welcome to the 15th annual LD Micro Main Event here at the Luxe in Los Angeles. I’m here with Mahesh Niruttan, CEO, and Jason Sausto, Managing Director of 20Cube Logistics. They are a private company. Gentlemen, thank you so much for coming today and sharing your story with us and with the world. Would you like to start out by please telling the audience a little bit about the company 20Cube Logistics?

Mahesh Niruttan: Sure. Thank you. 20Cube is a supply chain orchestrator. We operate in the of order to delivery space in the logistic space, and we operate with a mission of making trade easy. We enable this through our state-of-the art tech platform, which is a collaborative portal which enables us to achieve almost 35% productivity advantage against our peer groups. It also enables us to capture extensive data in the supply chain. We use these two aspects to create tangible economic value to the customers, and thereby, sustainable growth and profitable growth. That’s what we do.

Jonathan: Excellent. How did you get involved with all this? What’s your background?

Mahesh: That’s a long story, but to make it short, we were a group of executives working for a global venture, a $6 billion logistics company. We saw something very interesting that was happening in the industry. The industry offers 25% net revenue margin as median level. The way the industry operates, it was converting that 25% net revenue margin into an approx 5% EBITDA margin. The industry, by and large, was just for cash and sustainable growth because your headroom for cash at a 5% EBITDA margin was always under stress. If a 25% is converting into 5, the whole thing points out the way you operate the industry, the cost structure, the operating model, how effectively you are using technology. Are you creating tangible value to the customers productively? These were the issues of the industry.

In the modern technology era, we saw this as a very good opportunity to create a disruptive business model. We moved out and created, and initial stages consistently we invested building this great technology platform, which is today delivering our financial ratios, which is already industry leading, very attractive financial ratios. We operate at a 40% ROC. We had a double-digit EBITDA margin, whereas the industry is almost around 5 to 6 percentage. That’s how we moved in. Of course, the journey has not been as smooth because it’s a large industry, $9 trillion dollar market size, and it’s a very fragmented, long-standing players, so for a new entrant to step in and stabilize, it took some effort.

Jonathan: Absolutely.

Mahesh: We are across those and now we are at the tipping point of accelerated growth, and that’s why we are here.

File name: Sequire Spotlight Presents 20Cube Logistics (Private) Premium Supply Chain Orchestrator

Jonathan: Absolutely. Obviously, the end game here is to go public. What are your next steps in attaining that?

Mahesh: Yes, that’s how we have come across Evo Acquisition Corporation, their respect, and I’ll let Jason talk about Evo and how we came together.

Jonathan: Absolutely.

Mahes: Jason.

Jason Sausto: Evo Acquisition Company was formed 2021 in February. That’s when we listed the company. Obviously, like most SPACs do, we looked at a lot of companies, close to 100, and maybe did a deep dive on 20 or so. This was really the only one that we were interested in. The reason was they have, for the size of the company, actually already achieved industry-leading metrics in terms of both their return on capital employed as well as they are profitable.

The revenue growth is extremely good for the space that they’re in. Actually, our SPAC was originally we were looking at companies in Asia because we for 20 years have done business in primarily Asia and the United States, so it was also a good fit for the type of company that we thought we would be able to add a lot of value to.

Jonathan: Excellent. Obviously, the last two years have been pretty rocky, especially for companies and companies going public. What kind of obstacles do you see that may either slow down the progress or stand in the way?

Jason: In terms of just from our perspective being the SPAC, it’s just a matter of getting the approvals from the SEC. Obviously, the market has been a little bit choppy, but we believe that with a strong company that we think should be public and have access to public money, it’s just a matter of timing. You can’t really time when you go into the market and we think that this company needs to be public and so we’re just going to drive right through.

Jonathan: Fantastic. What are you most passionate about in being involved in with the company?

Jason: From my perspective?

Jonathan: Either of you.

Mahesh: What it will happen in the logistic space is the industry will transform in the next five years very drastically. The millennial workforce coming into the industry, they would not adapt to the historic ways of doing things. Technology will play a key role. Now that’s our strength. The current market leaders, their legacy technologies, may be a barrier for them to transform to that need. Their scope for new entrances with the new age technology to actually creep into the market and stabilize them.

That’s very exciting because even though we speak about potential recession, market is dull, et cetera, but if the company’s fundamentals are great and you had even in the last couple of years where things started to slow down if the company has grown. We don’t see that as a barrier, because the change is creating the opportunity, and it necessitates who are ready to serve that space to give the tailwind. We see the environment as a tailwind for us, not as a headwind.

File name: Sequire Spotlight Presents 20Cube Logistics (Private) Premium Supply Chain Orchestrator

Jonathan: Excellent. That’s a good way of looking.

Mahesh: That’s the benefit that we reap for consistent investment in technology, even though we were a startup company. We raised about $30 million in equity so far. Out of that, we put 25 million into technology. The rest of the growth was fueled by debt and other instrument. That’s how we built the company. The technology is proven.

The strong customer base we have is an endorsement that the tech platform creates value. We have the likes of global majors like Orica, a listed mining company in Australia, a large retail spotlight, BMW, Ikea, ExxonMobil. We serve all these customers. For a young company to get in there. It’s an endorsement. We’re really excited about it.

Jonathan: That’s great momentum.

Mahesh: Yes, great momentum.

Jonathan: Where’s most of your workforce, where you headquartered?

Mahesh: Yes. We are headquartered in Singapore. Our workforce is spread across Asia, 11 countries in Asia, starting from Hong Kong, China, down to the COMESA bloc in Africa, which is another upcoming geography. We hope, too, in the coming years our US operations is going to be sizable. It will outgrow all our existing geographies in operation because US is a fast tech, adaptive economy, whereas Asia is a little slow. We expect accelerated growth here, right here in US, and that’s how partnership with Evo and NASDAQ makes sense.

Jonathan: Absolutely.

Mahesh: You are an established business. You are going to grow in the United States, so it’s better to be right here.

Jonathan: Yes, I agree. Are there any new products or announcements that you’d like investors to keep an eye out for?

Mahesh: Right now the merger and the listing is a big step forward for us, coming in from Asia, adapting to the NASDAQ environment, entering the US market in the next few months, if not the next one year, that’s the major step forward, and that’s going to keep us occupied because that investment in the US is going to be very intense because we also see that investment fueling further growth for us. That’s going to be a plateful I believe.

File name: Sequire Spotlight Presents 20Cube Logistics (Private) Premium Supply Chain Orchestrator

Jonathan: Yes, you do have your hands full.

Mahesh: Yes, hands full, right.

Jonathan: Obviously, as a SPAC, marketing is very important. What’s kind of the strategy there to get the word out?

Mahesh: Yes, Jason.

Jason: We’re obviously working closely with MZ, which is our IR firm, since we just announced last week, so now we’re starting to ramp up. I think we’ll probably have some announcements that people can look forward to coming in the next few weeks, but it’s slowly just getting the word out. I think 20Cube because it was in Asia, it was like under the radar. There’s a lot of logistics companies that probably have very strong, very expensive perhaps marketing efforts. We’re just starting to get into the water and get the word out, but I think a lot of people will probably be surprised at what they see.

Jonathan: That’s amazing. Well, we look forward to following the story. We thank you so much for coming and sharing with us. Jason and Mahesh, it’s been a pleasure, thank you so much for coming by. Any closing words?

Mahesh: Thank you. We look forward, we are excited, coming into the US, partnering with Evo, and listing ourselves in the NASDAQ. Very excited, the team is excited, our customers are excited, and we look forward.

Jonathan: Thank you. As we look forward to following the story, thank you so much.

Mahesh: Absolutely, thank you. Thank you very much.

Jonathan: Absolutely.

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File name: Sequire Spotlight Presents 20Cube Logistics (Private) Premium Supply Chain Orchestrator

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